Exhibit 99.1

BAKERS FOOTWEAR GROUP REPORTS IMPROVED FIRST QUARTER 2012 RESULTS

Net Loss Narrows Significantly to $1.1 million from a $2.5 Million in Q1 2011
Bakers Refinances Credit Facility

ST. LOUIS, Mo. June 14, 2012 – Bakers Footwear Group, Inc. (OTC Bulletin Board: BKRS.OB), a leading specialty retailer of moderately priced fashion footwear for young women, with 220 stores, today announced results for the thirteen weeks ended April 28, 2012.

For the first quarter, the thirteen weeks ended April 28, 2012:

•	Net sales were $44.3 million, a decrease of 5.7%, from $47.0 million in the first quarter of fiscal 2011;
•	Comparable store sales decreased 2.7% compared to an increase of 9.3% in the first quarter of fiscal 2011;
•
Gross profit was $12.6 million, or 28.4% of net sales, compared to $12.3 million, or 26.1% of net sales, in the first quarter last year. The increase in gross profit margin primarily resulted from a $1.0 million reduction of occupancy costs, including the reversal of $0.7 million in accrued noncurrent rent liabilities relating to the sale of a store lease.  Gross margin also benefited from lower markdowns in the quarter;

•	Selling, general and administrative expenses were $13.4 million, or 30.2% of net sales, compared to $14.3 million, or 30.5% of net sales, in the prior-year period;
•	Gain on disposition of property and equipment was $0.2 million in the quarter related to the sale of a store lease.
•	Operating loss was $610,000 compared to an operating loss of $2.1 million in the first quarter last year; and
•	Net loss was $1.1 million, or $0.11 per share, compared to a net loss of $2.5 million, or $0.27 per share, in the first quarter last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “Our first quarter performance reflects our strategy to reduce inventories while delivering a steady flow of fashion right assortments.  This, combined with our cost containment initiatives, drove a significant narrowing in our operating loss in the quarter from the first quarter last year.”

“As we look ahead, we continue to expect our strategies to result in improved gross margin and operating performance in 2012 as we prudently manage inventory and focus on turns,” Mr. Edison continued.  “We expect this effort along with our cost reduction programs will improve our operating results, liquidity and financial position.”

New Credit Facility
Separately, the Company announced that it has entered into a new $30.0 million credit facility with Crystal Financial LLC which replaces its existing credit facility with Bank of America. The new facility has a term of four years, increases the Company’s availability and carries a higher interest rate compared to the previous facility.  The Company will file a Form 8-K describing the new credit facility in greater detail.

Mr. Edison continued, “On June 13, 2012, we entered into a new four year, $30 million credit facility with Crystal Financial LLC replacing our facility with Bank of America.  The team at Crystal Financial has been a long term partner of our Company and we are delighted to have entered into this new credit agreement, which enhances our financial flexibility as we lengthen the maturity by three years and increase the availability under the facility by several million dollars.”

The Company’s business plan is based on mid-single digit decreases in comparable store sales in the second quarter and mid-single digit increases in comparable store sales for the second half of fiscal year 2012. Comparable store sales for fiscal year 2012 through June 9, 2012 have decreased 4.8%. Based on the Company's business plan, including the anticipated impact of the margin improvement and cost reduction program, the Company believes it has adequate liquidity to fund anticipated working capital requirements and expects to be in compliance with its financial covenants throughout 2012. The Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q discuss the Company's business plan and disclose in detail the risks of the Company's current liquidity situation, including the risks associated with the Company’s ability to successfully implement the margin improvement and cost reduction program, and its ability to comply with its financial covenants

Conference Call
The Company announced that it will conduct a conference call to discuss its first quarter results today, Thursday, June 14, 2012 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003, approximately five minutes prior to the start of the call. The conference call will also be webcast live at http://public.viavid.com/index.php?id=100700. A replay of this call will be available until June 21, 2012 and can be accessed by dialing 877-870-5176 and entering PIN number 395892. The webcast will remain available for 30 days at the same web address following the conference call.

About Bakers Footwear Group, Inc.
Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 220 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to women between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL

CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND MOST RECENT QUARTERLY REPORT ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended April 30, 2011	Thirteen Weeks Ended April 28, 2012
(in thousands, except per share data)	Unaudited	Unaudited

Net sales	$47,013	$44,317
Cost of merchandise sold, occupancy, and buying expenses	34,756	31,746
Gross profit	12,257	12,571

Operating expenses
Selling	10,197	9,309
General and administrative	4,123	4,084
(Gain) Loss on disposal of property and equipment	3	(212)
Operating income (loss)	(2,066)	(610)

Interest expense	(461)	(471)
Other income, net	10	30
Loss before income taxes	(2,517)	(1,051)

Income tax expense	―	―

Net loss	$(2,517)	$(1,051)

Net loss per common share	$(0.27)	$(0.11)

Weighted average shares outstanding	9,262	9,296
Cash Flow Data
Cash used in operating activities	$(3,995)	$(751)
Cash used in investing activities	(214)	(383)
Cash provided by financing activities	4,277	1,118
Net increase (decrease) in cash	68	(16)

Supplemental Data
Comparable store sales increase (decrease)	9.3%	(2.7%)
Gross profit percentage	26.1%	28.4%
Number of stores at end of period	231	225
Unused borrowing capacity	$1,624	$1,316

Bakers Footwear Group, Inc. Balance Sheet Data	April 30, 2011	April 28, 2012
(in thousands)	Unaudited	Unaudited
Cash	$214	$132
Accounts receivable	1,841	1,450
Inventories	27,191	24,571
Other current assets	924	1,564
Current assets	30,170	27,717

Property and equipment, net	17,334	13,355
Other assets	1,011	834
	$48,515	$41,906

Accounts payable	$14,716	$22,313
Revolving credit facility	14,726	12,419
Subordinated convertible debentures - current	―	1,000
Other current liabilities	11,039	9,987
Current liabilities	40,481	45,719

Accrued noncurrent rent liabilities	8,310	6,576
Subordinated convertible debentures	4,000	3,000
Subordinated debenture	4,138	4,203

Shareholders’ deficit	(8,414)	(17,592)
	$48,515	$41,906